EXHIBIT 99.1

Donegal Group Inc. Announces First Quarter 2026 Results

MARIETTA, Pa., April 30, 2026 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the first quarter of 2026.

Significant Items for First Quarter of 2026 (all comparisons to first quarter of 2025):

  Net premiums earned decreased 4.9% to $221.4 million
  Combined ratio of 99.8%, compared to 91.6%
  Net income of $11.5 million, or $0.31 per diluted Class A share, compared to $25.2 million, or $0.71 per diluted Class A share
  Annualized return on average equity of 7.1%, compared to 17.8%
  Book value per share of $17.54 at March 31, 2026, compared to $16.24 at March 31, 2025

Financial Summary

	Three Months Ended March 31,
	2026	2025	% Change
	(dollars in thousands, except per share amounts)
Income Statement Data
Net premiums earned	$221,357	$232,702	-4.9%
Investment income, net	14,287	11,984	19.2
Net investment losses	(479)	(471)	1.7
Total revenues	235,996	245,174	-3.7
Net income	11,511	25,205	-54.3
Non-GAAP operating income[1]	11,889	25,577	-53.5
Annualized return on average equity	7.1%	17.8%	-10.7 pts

Per Share Data
Net income – Class A (diluted)	$0.31	$0.71	-56.3%
Net income – Class B	0.29	0.65	-55.4
Non-GAAP operating income – Class A (diluted)	0.32	0.72	-55.6
Non-GAAP operating income – Class B	0.30	0.66	-54.5
Book value	17.54	16.24	8.0

1 The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “Our first quarter of 2026 results reflected solid underlying operating performance despite softening conditions in the insurance markets we serve. At a high level, the past few years have been characterized by generally favorable conditions for our industry, and, as is often the case, a softening market has emerged as the availability of capital has led industry participants to reduce rates to win and retain accounts. Against this challenging backdrop, we remain committed to maintaining underwriting and pricing discipline as we pursue new, high-quality accounts and seek to retain existing accounts at adequate pricing levels.

“Net premiums written1 for our commercial lines business segment grew by 2.2% compared to the prior-year quarter, as we began to gain traction in new business production despite competitive market conditions, supported by solid retention and continued renewal premium increases in lines other than workers’ compensation. We experienced a continued decline in our personal lines net premiums written, which we believe will gradually taper over the course of 2026 as actions we have taken to slow the decline take effect.

“While our underwriting results for the first quarter of 2026 lagged the unusually favorable results we achieved for the prior-year quarter, we primarily attribute the lower profitability to higher-than-average weather-related losses and the impact of several large current-year and prior-year losses. We are pleased that our core loss ratios for both the commercial and personal lines segments improved modestly compared to the first quarter of 2025, reflecting solid underlying performance within our book of business.

“We believe we are well positioned to build value for all of our constituents as we navigate the current market cycle. Coupling excellent service to our independent agents and policyholders with prudent underwriting and advancing operational capabilities, we expect to build upon the strong foundation we have established over the past several years. We believe that the effective ongoing execution of our strategies will enhance stockholder value over time.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended March 31,
	2026	2025	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$138,963	$136,216	2.0%
Personal lines	82,394	96,486	-14.6
Total net premiums earned	$221,357	$232,702	-4.9%

Net Premiums Written
Commercial lines:
Automobile	$60,780	$56,525	7.5%
Workers' compensation	26,894	28,754	-6.5
Commercial multi-peril	60,626	60,790	-0.3
Other	15,807	14,549	8.6
Total commercial lines	164,107	160,618	2.2
Personal lines:
Automobile	45,917	55,192	-16.8
Homeowners	26,939	28,788	-6.4
Other	2,327	2,494	-6.7
Total personal lines	75,183	86,474	-13.1
Total net premiums written	$239,290	$247,092	-3.2%

Net Premiums Written

The 3.2% decrease in net premiums written for the first quarter of 2026 compared to the first quarter of 2025, as shown in the table above, represents the net combination of a 2.2% increase in commercial lines net premiums written and a 13.1% decrease in personal lines net premiums written. The $7.8 million decrease in net premiums written for the first quarter of 2026 compared to the first quarter of 2025 included:

  Commercial Lines: $3.5 million increase that we attribute primarily to new business writings, solid retention and a continuation of renewal premium increases in lines other than workers’ compensation.
  Personal Lines: $11.3 million decrease that we attribute primarily to lower new business writings, offset partially by modest renewal premium rate increases and solid retention.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three months ended March 31, 2026 and 2025:

	Three Months Ended
	March 31,
	2026	2025

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	53.4%	54.2%
Loss ratio - weather-related losses	7.8	3.7
Loss ratio - large fire losses	5.5	3.3
Loss ratio - net prior-year reserve development	-2.6	-4.5
Loss ratio	64.1	56.7
Expense ratio	35.4	34.6
Dividend ratio	0.3	0.3
Combined ratio	99.8%	91.6%

Statutory Combined Ratios
Commercial lines:
Automobile	92.0%	91.4%
Workers' compensation	112.9	117.6
Commercial multi-peril	113.9	90.3
Other	100.6	80.8
Total commercial lines	104.6	94.7
Personal lines:
Automobile	80.5	85.0
Homeowners	94.6	83.8
Other	78.4	56.6
Total personal lines	85.7	83.6
Total lines	97.9%	90.3%

Loss Ratio

For the first quarter of 2026, the loss ratio increased to 64.1%, compared to 56.7% for the first quarter of 2025. The core loss ratio, which excludes weather-related losses, large fire losses and net favorable development of reserves for losses incurred in prior accident years, was 53.4% for the first quarter of 2026, compared to 54.2% for the first quarter of 2025. For the commercial lines segment, the core loss ratio of 57.6% for the first quarter of 2026 decreased modestly from 58.3% for the first quarter of 2025, primarily as the result of ongoing premium rate increases in all lines except workers’ compensation. For the personal lines segment, the core loss ratio of 46.5% for the first quarter of 2026 decreased from 48.7% for the first quarter of 2025, due largely to the favorable impact of premium rate increases on net premiums earned for that segment.

Weather-related losses were $17.2 million, or 7.8 percentage points of the loss ratio, for the first quarter of 2026, compared to $8.6 million, or 3.7 percentage points of the loss ratio, for the first quarter of 2025. The weather-related loss ratio for the first quarter of 2026 was well above our previous five-year first-quarter average of 4.5 percentage points of the loss ratio.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the first quarter of 2026 were $12.2 million, or 5.5 percentage points of the loss ratio. That amount was substantially higher than the large fire losses of $7.7 million, or 3.3 percentage points of the loss ratio, for the first quarter of 2025. We primarily attribute the increase to higher loss frequency and severity compared to the prior-year quarter. We experienced a $2.3 million increase in commercial property fire losses and a $2.2 million increase in homeowner fire losses.

Net favorable development of reserves for losses incurred in prior accident years of $5.7 million decreased the loss ratio for the first quarter of 2026 by 2.6 percentage points, compared to $10.5 million that decreased the loss ratio for the first quarter of 2025 by 4.5 percentage points. Our insurance subsidiaries experienced favorable development primarily in the commercial automobile and personal automobile lines of business, offset partially by unfavorable development in commercial multi-peril and commercial other liability for the first quarter of 2026.

Expense Ratio

The expense ratio was 35.4% for the first quarter of 2026, compared to 34.6% for the first quarter of 2025. The increase in the expense ratio primarily reflected the impact of lower net premiums earned upon which the ratio is based. The impact from costs that Donegal Mutual Insurance Company allocated to our insurance subsidiaries related to its systems modernization project represented approximately 1.6 percentage points of the expense ratio for the first quarter of 2026. We expect that the expense ratio impact of allocated costs related to the project will be 1.4 percentage points for the full year of 2026, subsiding gradually over the next several years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 95.3% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at March 31, 2026.

	March 31, 2026		December 31, 2025
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$97,326	6.5%	$103,619	6.9%
Obligations of states and political subdivisions	498,288	33.1	485,710	32.4
Corporate securities	395,057	26.3	383,927	25.6
Mortgage-backed securities	443,665	29.5	445,227	29.7
Allowance for expected credit losses	(1,274)	-0.1	(1,313)	-0.1
Total fixed maturities	1,433,062	95.3	1,417,170	94.5
Equity securities, at fair value	45,106	3.0	44,370	3.0
Short-term investments, at cost	26,017	1.7	38,713	2.5
Total investments	$1,504,185	100.0%	$1,500,253	100.0%

Average investment yield	3.8%		3.6%
Average tax-equivalent investment yield	3.9%		3.7%
Average fixed-maturity duration (years)	5.7		5.5

Net investment income of $14.3 million for the first quarter of 2026 increased 19.2% compared to $12.0 million for the first quarter of 2025. The increase in net investment income reflected an increase in average investment yield and higher average invested assets relative to the prior-year first quarter.

Net investment losses were minimal for the first quarters of 2026 and 2025. We attribute the losses to a decrease in the market value of the equity securities we held at the end of the respective periods.

Our book value per share was $17.54 at March 31, 2026, compared to $17.33 at December 31, 2025, with the increase partially related to net income, offset partially by $4.1 million of after-tax unrealized losses within our available-for-sale fixed-maturity portfolio during 2026 that decreased our book value by $0.12 per share. Consistent with our historical practice, we did not declare any cash dividends in the first quarter of 2026 or 2025.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended March 31,
	2026	2025	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$221,357	$232,702	-4.9%
Change in net unearned premiums	17,933	14,390	24.6
Net premiums written	$239,290	$247,092	-3.2%

The following table provides a reconciliation of net income to operating income for the periods indicated:

	Three Months Ended March 31,
	2026	2025	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Non-GAAP Operating Income
Net income	$11,511	$25,205	-54.3%
Investment losses (after tax)	378	372	1.6
Non-GAAP operating income	$11,889	$25,577	-53.5%

Per Share Reconciliation of Net Income
to Non-GAAP Operating Income
Net income – Class A (diluted)	$0.31	$0.71	-56.3%
Investment losses (after tax)	0.01	0.01	0.0
Non-GAAP operating income – Class A	$0.32	$0.72	-55.6%

Net income – Class B	$0.29	$0.65	-55.4%
Investment losses (after tax)	0.01	0.01	0.0
Non-GAAP operating income – Class B	$0.30	$0.66	-54.5%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On April 16, 2026, we declared regular quarterly cash dividends of $0.1925 per share for our Class A common stock and $0.175 per share for our Class B common stock, which are payable on May 15, 2026 to stockholders of record as of the close of business on May 1, 2026.

Pre-Recorded Webcast

At approximately 8:30 am EDT on Thursday, April 30, 2026, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, advancing our operational and digital capabilities, capitalizing on opportunities to grow profitably and providing superior experiences to our agents, policyholders and employees.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other industry trends that could increase our loss costs (including distracted driving, higher rates of litigation, higher judicial awards and escalating medical, automobile and property repair costs, including due to tariffs), adverse and catastrophic weather events and other natural disasters (including from changing climate conditions), man-made disasters (such as terrorism), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the successful operation (including cost, security and availability) of the information technology systems our insurance subsidiaries utilize, the successful development and deployment of new technologies (including artificial intelligence, data modernization and cloud migration) to allow our insurance subsidiaries to compete effectively, the loss or significant restriction of the use of specific rating attributes, analytical models or technologies our insurance subsidiaries use in their pricing and underwriting, increases in assessments pursuant to guaranty fund laws, business and economic conditions in the areas in which we and our insurance subsidiaries operate (including from pandemics), interest rates and other factors impacting the investment portfolios of our insurance subsidiaries, competition from various insurance and other financial businesses (including changes in consumer preferences for insurance distribution channels), the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to attract and retain independent insurance agents (and their ability to maintain adequate levels of premium volume and quality), changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Jeremy Hellman, Vice President, The Equity Group Inc.
Phone: (212) 836-9626
E-mail: jhellman@theequitygroup.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended March 31,
	2026	2025

Net premiums earned	$221,357	$232,702
Investment income, net of expenses	14,287	11,984
Net investment losses	(479)	(471)
Lease income	74	77
Installment payment fees	757	882
Total revenues	235,996	245,174

Net losses and loss expenses	142,000	132,033
Amortization of deferred acquisition costs	36,297	39,231
Other underwriting expenses	42,014	41,195
Policyholder dividends	652	760
Interest	333	333
Other expenses, net	577	461
Total expenses	221,873	214,013

Income before income tax expense	14,123	31,161
Income tax expense	2,612	5,956

Net income	$11,511	$25,205

Net income per common share:
Class A - basic	$0.32	$0.72
Class A - diluted	$0.31	$0.71
Class B - basic and diluted	$0.29	$0.65

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	31,428,313	30,120,649
Class A - diluted	31,928,219	30,430,042
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$239,290	$247,092

Book value per common share
at end of period	$17.54	$16.24

Annualized return on average equity	7.1%	17.8%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2026	2025
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$783,952	$776,447
Available for sale, at fair value	649,110	640,723
Equity securities, at fair value	45,106	44,370
Short-term investments, at cost	26,017	38,713
Total investments	1,504,185	1,500,253
Cash	35,501	26,786
Premiums receivable	197,327	180,804
Reinsurance receivable	418,091	398,582
Deferred policy acquisition costs	71,996	68,670
Prepaid reinsurance premiums	179,320	171,083
Other assets	42,361	40,451
Total assets	$2,448,781	$2,386,629

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,129,815	$1,100,050
Unearned premiums	617,210	591,040
Borrowings under lines of credit	35,000	35,000
Other liabilities	17,663	20,121
Total liabilities	1,799,688	1,746,211
Stockholders' equity:
Class A common stock	345	344
Class B common stock	56	56
Additional paid-in capital	393,244	391,811
Accumulated other comprehensive loss	(12,407)	(8,296)
Retained earnings	309,081	297,729
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	649,093	640,418
Total liabilities and stockholders' equity	$2,448,781	$2,386,629